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                                                                   Exhibit 12.01

ENTERCOM COMMUNICATIONS CORP.
Supporting Schedule of Ratio of Earnings to Fixed Charges
             (in thousands)

                                                                                                      Six Months
                                                                Year Ended September 30,                Ended
                                                         1994    1995     1996     1997      1998    June 30, 1999
                                                        ------   -----   ------   -------   ------   -------------
Income before income taxes and extraordinary item       21,914   4,805    7,053   177,259    9,892      11,944
                                                        ======   =====   ======   =======   ======      ======
Fixed Charges
Interest expense                                         1,648   1,992    5,196    11,388   14,663       6,246
Amortization of debt expense                                46      59      133       592      453         143
Rental expense interest factor                             240     247      360       660      840         539
                                                        ------   -----   ------   -------   ------      ------
  Total                                                  1,934   2,298    5,689    12,640   15,956       6,928
                                                        ======   =====   ======   =======   ======      ======
Earnings
  Income before income taxes and extraordinary item     21,914   4,805    7,053   177,259    9,892      11,944
  Fixed charges                                          1,934   2,298    5,689    12,640   15,956       6,928
                                                        ------   -----   ------   -------   ------      ------
                                                        23,848   7,103   12,742   189,899   25,848      18,872
                                                        ======   =====   ======   =======   ======      ======
Ratio of Earnings to Fixed Charges
  Earnings                                              23,848   7,103   12,742   189,899   25,848      18,872
  Fixed charges                                          1,934   2,298    5,689    12,640   15,956       6,928
  Ratio                                                  12.33    3.09     2.24     15.02     1.62        2.72
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